Exhibit 99.1

UNIFI, Makers of REPREVE®, Announces Fourth Quarter and

Fiscal 2022 Results Consistent with Expectations

Sales and profitability performance exhibit strength of regional business model and agile execution

Company introduces fiscal year 2023 outlook, including sales growth of 5% or more

GREENSBORO, N.C., August 10, 2022 – Unifi, Inc. (NYSE: UFI) (together with its consolidated subsidiaries, “UNIFI”), makers of REPREVE and one of the world’s leading innovators in recycled and synthetic yarns, today released operating results for the fourth fiscal quarter and fiscal year ended July 3, 2022.

Fourth Quarter Fiscal 2022 Overview

•	Net sales were $217.6 million, an increase of 18% from the fourth quarter of fiscal 2021.
•

Revenues from REPREVE Fiber products represented 31% of net sales compared to 38% in the fourth quarter of fiscal 2021. REPREVE Fiber products comprised 36% of fiscal 2022 net sales compared to 37% for fiscal 2021.  Fourth quarter and fiscal 2022 product revenues were adversely impacted by the ongoing pandemic-related lockdowns in Asia.

•	Gross profit was $18.4 million compared to $27.4 million for the fourth quarter of fiscal 2021. Gross margin was 8.4% compared to 14.9% for the fourth quarter of fiscal 2021.
•	Operating income was $5.0 million compared to $14.0 million for the fourth quarter of fiscal 2021.
•

Net income was $3.5 million, or $0.19 diluted earnings per share (“EPS”), compared to net income of $13.4 million, or $0.70 diluted EPS for the fourth quarter of fiscal 2021.  Adjusted EPS was $0.11 and excludes an adjustment for income taxes compared to $0.37 for the fourth quarter of fiscal 2021, which excludes the estimated recovery of non-income taxes in Brazil.

•	Adjusted EBITDA was $12.2 million compared to $20.4 million in the fourth quarter of fiscal 2021.
•	UNIFI repurchased 515,000 shares of its common stock for $7.0 million under a previously announced program. During fiscal 2022, UNIFI repurchased 616,500 shares of its common stock for $9.2 million.

Adjusted EPS, Adjusted EBITDA and Net Debt are non-GAAP financial measures. The schedules included in this press release reconcile each non-GAAP financial measure to its most directly comparable GAAP financial measure.

Eddie Ingle, Chief Executive Officer of UNIFI, said, “Our fourth quarter fiscal 2022 results were consistent with our expectations, as we generated double-digit top-line growth and continued to navigate a volatile macro environment.  This marks our third consecutive quarter of over $200 million in sales, and we are proud of how our teams around the globe continue to leverage the resilience and agility of our business model.”

Ingle continued, “As we look to fiscal 2023, we remain focused on executing our growth strategy, which includes accelerating innovation, expanding our REPREVE branding, growing our market share and penetrating new markets.  Additionally, we will remain diligent in aligning pricing to stay ahead of inflation, and we expect to continue to make progress towards a stronger and more profitable U.S. business in the quarters and years ahead.”

Business Segment Update

In the fourth quarter of fiscal 2022, UNIFI realigned its reportable segments to correspond with changes to its operating model, management structure and organizational responsibilities.  Accordingly, UNIFI is now reporting the Americas, Brazil and Asia Segments.  The Americas Segment represents the combination of the previously reported Polyester Segment, Nylon Segment and All Other category.  There are no changes to the composition of the historical Brazil Segment and Asia Segment.  Comparative prior period disclosures have been updated to conform to the new presentation.

Fourth Quarter Fiscal 2022 Compared to Fourth Quarter Fiscal 2021

Net sales increased 18.0% to $217.6 million, from $184.4 million, primarily driven by pricing actions in the U.S. in response to inflation and higher input costs.  The Americas Segment generated a double-digit percentage increase in revenue due to stable product demand amid higher selling prices.  The Brazil Segment increased revenue by nearly 50%, as the comparative period included the unfavorable impact of pandemic-related lockdowns in Brazil.  The Asia Segment generated strong underlying revenue performance considering the significant pressure from the current and ongoing pandemic-related lockdowns in China.  Fourth quarter and fiscal year 2022 each contained an additional fiscal week.

Gross profit decreased 33.0% to $18.4 million from $27.4 million.  Americas Segment gross profit decreased $3.1 million as a result of rising input costs and lower manufacturing productivity.  Brazil Segment gross profit decreased $4.8 million, consistent with UNIFI’s prior expectations as (i) the local market dynamics have exhibited some normalization from the exceptionally strong environment in the prior year period, and (ii) raw material cost volatility adversely impacted the fourth quarter of fiscal 2022.  Asia Segment gross profit was impacted by the current and ongoing pandemic-related lockdowns in China, while the gross margin rate remained robust with underlying REPREVE product demand.

Operating income decreased to $5.0 million, from $14.0 million, primarily due to the decrease in gross profit.  Net income was $3.5 million, or $0.19 per share, compared to $13.4 million, or $0.70 per share, and was favorably

2

impacted by an estimated recovery of income taxes in Brazil.  On an adjusted basis, EPS was $0.11, which excludes the benefit of the estimated recovery of income taxes in Brazil, compared to $0.37 which includes the 2021 estimated recovery of non-income taxes in the prior year period.  Adjusted EBITDA was $12.2 million, compared to $20.4 million, consistent with the decrease in operating income.

Debt principal was $114.3 million on July 3, 2022 compared to $86.9 million on June 27, 2021.  In connection with previously anticipated investments in new yarn texturing innovation and working capital to support future growth, cash and cash equivalents decreased to $53.3 million on July 3, 2022, from $78.3 million on June 27, 2021.  Accordingly, Net Debt was $61.0 million on July 3, 2022 versus $8.6 million on June 27, 2021.

Fiscal 2022 Compared to Fiscal 2021

Net sales were $815.8 million for fiscal 2022, the highest annual sales level in more than 10 years, compared to $667.6 million in fiscal 2021. Revenues from REPREVE Fiber products represented 36% of consolidated net sales, compared to 37%. Gross margin was 9.9%, compared to 14.0%. Operating income was $28.6 million, compared to $38.6 million. Net income was $15.2 million, compared to $29.1 million.

Outlook

The following reflects UNIFI’s expectations for fiscal 2023, in which the first quarter will exhibit the most profitability pressures, and quarterly performance is anticipated to improve sequentially throughout the year.

•	Sales volume and REPREVE Fiber sales growth to drive net sales between $855 million and $885 million, which would represent an increase of 5% or more from the level achieved in fiscal 2022.
•

Adjusted EBITDA to be between $48.0 million and $57.0 million.  This range anticipates that current headwinds from customer demand patterns as well as input cost dynamics will be most pronounced in the Americas segment and will continue for at least the first half of the fiscal year.

•	Effective tax rate to be between 55% and 65%, assuming no significant changes in existing tax legislation.
•

Capital expenditures of approximately $35.0 million to $40.0 million, as UNIFI continues investing in new yarn texturing machinery within the U.S., El Salvador and Brazil.  Such capital expenditure levels will be funded by available financing arrangements, and are inclusive of approximately $10.0 million to $12.0 million of routine annual maintenance.

Ingle concluded, “While there is short-term uncertainty with regard to global demand and inflation concerns that will pressure our first half of fiscal 2023, our team remains focused on executing our strategic plans including the long-term financial goals that were presented during our February 2022 Investor Day. We continue to make investments in and are realizing initial benefits from our new yarn texturing machinery within our U.S., El Salvador

3

and Brazil manufacturing operations.  Adoption of our REPREVE Fiber products continues to grow as we support numerous customers with their sustainability endeavors.  We continue to make progress with innovative approaches to the labor challenges that have impacted many businesses in the U.S.  In addition, we remain diligent with pricing actions to offset inflationary pressures.  We are well positioned as a global sustainability leader and will drive long-term value for all of our stakeholders.”

Fourth Quarter Fiscal 2022 Earnings Conference Call

UNIFI will provide additional commentary regarding its fourth quarter and fiscal 2022 results and other developments during its earnings conference call on August 11, 2022, at 8:30 a.m., Eastern Time.  The call can be accessed via a live audio webcast on UNIFI’s website at http://investor.unifi.com.  Additional supporting materials and information related to the call will also be available on UNIFI’s website.

###

About UNIFI

Unifi, Inc. (NYSE: UFI) is a global textile solutions provider and one of the world's leading innovators in manufacturing synthetic and recycled performance fibers. Through REPREVE, one of UNIFI's proprietary technologies and the global leader in branded recycled performance fibers, UNIFI has transformed more than 30 billion plastic bottles into recycled fiber for new apparel, footwear, home goods and other consumer products. UNIFI continually innovates technologies to meet consumer needs in moisture management, thermal regulation, antimicrobial protection, UV protection, stretch, water resistance and enhanced softness. UNIFI collaborates with many of the world's most influential brands in the sports apparel, fashion, home, automotive and other industries. For more information about UNIFI, visit www.unifi.com.

Contact information:

Davis Snyder

Alpha IR Group

312-445-2870

UFI@alpha-ir.com

Financial Statements, Business Segment Information and Reconciliations of Reported Results to Adjusted Results to Follow

4

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended		For the Fiscal Year Ended
	July 3, 2022	June 27, 2021	July 3, 2022	June 27, 2021
Net sales	$217,576	$184,445	$815,758	$667,592
Cost of sales	199,222	157,041	735,273	574,098
Gross profit	18,354	27,404	80,485	93,494
Selling, general and administrative expenses	13,464	12,764	52,489	51,334
Provision (benefit) for bad debts	44	14	(445)	(1,316)
Other operating (income) expense, net	(156)	629	(158)	4,865
Operating income	5,002	13,997	28,599	38,611
Interest income	(580)	(132)	(1,524)	(603)
Interest expense	945	734	3,085	3,323
Equity in (earnings) loss of unconsolidated affiliates	(220)	12	(605)	(739)
Recovery of non-income taxes, net	—	(9,717)	815	(9,717)
Income before income taxes	4,857	23,100	26,828	46,347
Provision for income taxes	1,361	9,681	11,657	17,274
Net income	$3,496	$13,419	$15,171	$29,073

Net income per common share:
Basic	$0.19	$0.73	$0.82	$1.57
Diluted	$0.19	$0.70	$0.80	$1.54

Weighted average common shares outstanding:
Basic	18,233	18,490	18,429	18,472
Diluted	18,605	19,055	18,868	18,856
5

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	July 3, 2022	June 27, 2021
ASSETS
Cash and cash equivalents	$53,290	$78,253
Receivables, net	106,565	94,837
Inventories	173,295	141,221
Income taxes receivable	160	2,392
Other current assets	18,956	12,364
Total current assets	352,266	329,067
Property, plant and equipment, net	216,338	201,696
Operating lease assets	8,829	8,772
Deferred income taxes	2,497	1,208
Other non-current assets	8,788	14,625
Total assets	$588,718	$555,368

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$73,544	$54,259
Income taxes payable	1,526	1,625
Current operating lease liabilities	2,190	1,856
Current portion of long-term debt	11,726	16,045
Other current liabilities	19,806	31,638
Total current liabilities	108,792	105,423
Long-term debt	102,309	70,336
Non-current operating lease liabilities	6,736	7,032
Deferred income taxes	4,983	6,686
Other long-term liabilities	4,449	7,472
Total liabilities	227,269	196,949

Commitments and contingencies

Common stock	1,798	1,849
Capital in excess of par value	66,120	65,205
Retained earnings	353,136	344,797
Accumulated other comprehensive loss	(59,605)	(53,432)
Total shareholders’ equity	361,449	358,419
Total liabilities and shareholders’ equity	$588,718	$555,368
6

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Fiscal Year Ended
	July 3, 2022	June 27, 2021
Cash and cash equivalents at beginning of year	$78,253	$75,267
Operating activities:
Net income	15,171	29,073
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of unconsolidated affiliates	(605)	(739)
Distributions received from unconsolidated affiliates	750	750
Depreciation and amortization expense	26,207	25,528
Non-cash compensation expense	3,555	3,462
Deferred income taxes	(3,119)	5,087
Loss on disposal of assets	48	2,809
Recovery of non-income taxes, net	815	(9,717)
Other, net	(99)	(495)
Changes in assets and liabilities	(42,343)	(19,077)
Net cash provided by operating activities	380	36,681

Investing activities:
Capital expenditures	(39,631)	(21,178)
Purchases of intangible assets	—	(3,605)
Other, net	(2,103)	162
Net cash used by investing activities	(41,734)	(24,621)

Financing activities:
Proceeds from long-term debt	158,000	—
Payments on long-term debt	(132,907)	(13,646)
Proceeds from construction financing	2,340	882
Common stock repurchased	(9,151)	—
Other, net	(317)	(111)
Net cash provided (used) by financing activities	17,965	(12,875)

Effect of exchange rate changes on cash and cash equivalents	(1,574)	3,801
Net (decrease) increase in cash and cash equivalents	(24,963)	2,986
Cash and cash equivalents at end of year	$53,290	$78,253

7

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

Net sales details for each reportable segment of UNIFI are as follows:

	For the Three Months Ended
	July 3, 2022	June 27, 2021
Americas	$137,826	$107,093
Brazil	34,960	23,413
Asia	44,790	53,939
Consolidated net sales	$217,576	$184,445

	For the Fiscal Year Ended
	July 3, 2022	June 27, 2021
Americas	$483,085	$386,779
Brazil	126,066	95,976
Asia	206,607	184,837
Consolidated net sales	$815,758	$667,592

Gross profit details for each reportable segment of UNIFI are as follows:

	For the Three Months Ended
	July 3, 2022	June 27, 2021
Americas	$8,645	$11,763
Brazil	3,692	8,507
Asia	6,017	7,134
Consolidated gross profit	$18,354	$27,404

	For the Fiscal Year Ended
	July 3, 2022	June 27, 2021
Americas	$24,468	$36,406
Brazil	27,141	31,695
Asia	28,876	25,393
Consolidated gross profit	$80,485	$93,494

8

RECONCILIATIONS OF REPORTED RESULTS TO ADJUSTED RESULTS

(Unaudited)

(In thousands)

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)

The reconciliations of the amounts reported under U.S. generally accepted accounting principles (“GAAP”) for Net income to EBITDA and Adjusted EBITDA are set forth below.

	For the Three Months Ended		For the Fiscal Year Ended
	July 3, 2022	June 27, 2021	July 3, 2022	June 27, 2021
Net income	$3,496	$13,419	$15,171	$29,073
Interest expense, net	365	602	1,561	2,720
Provision for income taxes	1,361	9,681	11,657	17,274
Depreciation and amortization expense (1)	6,979	6,464	25,986	25,293
EBITDA	12,201	30,166	54,375	74,360

Recovery of non-income taxes, net (2)	—	(9,717)	815	(9,717)
Adjusted EBITDA	$12,201	$20,449	$55,190	$64,643

(1)

Within this reconciliation, depreciation and amortization expense excludes the amortization of debt issuance costs, which are reflected in interest expense, net. Within the condensed consolidated statements of cash flows, amortization of debt issuance costs is reflected in depreciation and amortization expense.

(2)

In fiscal 2021, UNIFI recognized an estimated benefit for the recovery of non-income taxes following a Brazil Supreme Court decision.  During the quarter ended March 27, 2022, UNIFI reduced the estimated benefit based on additional clarity and review of the recovery process during the months following the decision.

Adjusted Net Income and Adjusted EPS (Non-GAAP Financial Measures)

The tables below set forth reconciliations of (i) income before income taxes (“Pre-tax Income”), provision for income taxes (“Tax Impact”), and net income (“Net Income”) to Adjusted Net Income and (ii) Diluted Earnings Per Share (“Diluted EPS”) to Adjusted EPS.  Rounding may impact certain of the below calculations.

	For the Three Months Ended July 3, 2022				For the Three Months Ended June 27, 2021
	Pre-tax Income	Tax Impact	Net Income	Diluted EPS	Pre-tax Income	Tax Impact	Net Income	Diluted EPS
GAAP results	$4,857	$(1,361)	$3,496	$0.19	$23,100	$(9,681)	$13,419	$0.70
Recovery of non-income taxes, net (1)	—	—	—	—	(9,717)	3,304	(6,413)	(0.33)
Recovery of income taxes, net (2)	—	(1,446)	(1,446)	(0.08)	—	—	—	—
Adjusted results	$4,857	$(2,807)	$2,050	$0.11	$13,383	$(6,377)	$7,006	$0.37

Weighted average common shares outstanding				18,605				19,055

	For the Fiscal Year Ended July 3, 2022				For the Fiscal Year Ended June 27, 2021
	Pre-tax Income	Tax Impact	Net Income	Diluted EPS	Pre-tax Income	Tax Impact	Net Income	Diluted EPS
GAAP results	$26,828	$(11,657)	$15,171	$0.80	$46,347	$(17,274)	$29,073	$1.54
Recovery of non-income taxes, net (1)	815	(257)	558	0.03	(9,717)	3,304	(6,413)	(0.34)
Recovery of income taxes, net (2)	—	(1,446)	(1,446)	(0.07)	—	—	—	—
Adjusted results	$27,643	$(13,360)	$14,283	$0.76	$36,630	$(13,970)	$22,660	$1.20

Weighted average common shares outstanding				18,868				18,856

(1)

In fiscal 2021, UNIFI recognized an estimated benefit for the recovery of non-income taxes following a Brazil Supreme Court decision.  During the quarter ended March 27, 2022, UNIFI reduced the estimated benefit based on additional clarity and review of the recovery process during the months following the decision.

(2)	In fiscal 2022, UNIFI recorded a recovery of income taxes following a Brazil Supreme Court decision regarding certain income taxes paid in prior fiscal years.
9

Net Debt (Non-GAAP Financial Measure)

Reconciliations of Net Debt are as follows:

	July 3, 2022	June 27, 2021
Long-term debt	$102,309	$70,336
Current portion of long-term debt	11,726	16,045
Unamortized debt issuance costs	255	476
Debt principal	114,290	86,857
Less: cash and cash equivalents	53,290	78,253
Net Debt	$61,000	$8,604

Cash and cash equivalents

At July 3, 2022 and June 27, 2021, UNIFI’s domestic operations held approximately 1% and 48% of consolidated cash and cash equivalents, respectively.

REPREVE Fiber

REPREVE Fiber represents UNIFI's collection of fiber products on its recycled platform, with or without added technologies.

Fiscal Weeks

Fiscal 2022 contained 53 weeks and the fourth quarter of fiscal 2022 contained 14 weeks.  The additional week in the three months ended and twelve months ended July 3, 2022 included approximately $8.7 million of net sales, an insignificant impact to gross profit, and approximately $0.4 million of selling, general and administrative expenses.

10

Non-GAAP Financial Measures

Certain non-GAAP financial measures included herein are designed to complement the financial information presented in accordance with GAAP. These non-GAAP financial measures include Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Net Debt (together, the “non-GAAP financial measures”).

•	EBITDA represents Net income before net interest expense, income tax expense, and depreciation and amortization expense.
•	Adjusted EBITDA represents EBITDA adjusted to exclude, from time to time, certain adjustments necessary to understand and compare the underlying results of UNIFI.
•

Adjusted Net Income represents Net income calculated under GAAP adjusted to exclude certain amounts. Management believes the excluded amounts do not reflect the ongoing operations and performance of UNIFI and/or exclusion may be necessary to understand and compare the underlying results of UNIFI.

•	Adjusted EPS represents Adjusted Net Income divided by UNIFI’s weighted average common shares outstanding.
•	Net Debt represents debt principal less cash and cash equivalents.

The non-GAAP financial measures are not determined in accordance with GAAP and should not be considered a substitute for performance measures determined in accordance with GAAP. The calculations of the non-GAAP financial measures are subjective, based on management’s belief as to which items should be included or excluded in order to provide the most reasonable and comparable view of the underlying operating performance of the business. We may, from time to time, modify the amounts used to determine our non-GAAP financial measures.

We believe that these non-GAAP financial measures better reflect UNIFI’s underlying operations and performance and that their use, as operating performance measures, provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets, among otherwise comparable companies.

Management uses Adjusted EBITDA (i) as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis, as it removes the impact of (a) items directly related to our asset base (primarily depreciation and amortization) and (b) items that we would not expect to occur as a part of our normal business on a regular basis; (ii) for planning purposes, including the preparation of our annual operating budget; (iii) as a valuation measure for evaluating our operating performance and our capacity to incur and service debt, fund capital expenditures, and expand our business; and (iv) as one measure in determining the value of other acquisitions and dispositions. Adjusted EBITDA is a key performance metric utilized in the determination of variable compensation. We also believe Adjusted EBITDA is an appropriate supplemental measure of debt service capacity, because it serves as a high-level proxy for cash generated from operations.

Management uses Adjusted Net Income and Adjusted EPS (i) as measurements of net operating performance because they assist us in comparing such performance on a consistent basis, as they remove the impact of (a) items that we would not expect to occur as a part of our normal business on a regular basis and (b) components of the provision for income taxes that we would not expect to occur as a part of our underlying taxable operations; (ii) for planning purposes, including the preparation of our annual operating budget; and (iii) as measures in determining the value of other acquisitions and dispositions.

Management uses Net Debt as a liquidity and leverage metric to determine how much debt would remain if all cash and cash equivalents were used to pay down debt principal.

In evaluating non-GAAP financial measures, investors should be aware that, in the future, we may incur expenses similar to the adjustments included herein. Our presentation of non-GAAP financial measures should not be construed as indicating that our future results will be unaffected by unusual or non-recurring items. Each of our non-GAAP financial measures has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of our results or liquidity measures as reported under GAAP. Some of these limitations are (i) it is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; (ii) it does not reflect the impact of earnings or charges resulting from matters we consider not indicative of our ongoing operations; (iii) it does not reflect changes in, or cash requirements for, our working capital needs; (iv) it does not reflect the cash requirements necessary to make payments on our debt; (v) it does not reflect our future requirements for capital expenditures or contractual commitments; (vi) it does not reflect limitations on or costs related to transferring earnings from our subsidiaries to us; and (vii) other companies in our industry may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, these non-GAAP financial measures should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations, including those under our outstanding debt obligations. Investors should compensate for these limitations by relying primarily on our GAAP results and using these measures only as supplemental information.

11

Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain “forward-looking statements” within the meaning of federal securities laws about the financial condition and results of operations of UNIFI that are based on management’s beliefs, assumptions and expectations about our future economic performance, considering the information currently available to management.  An example of such forward-looking statements include, among others, guidance pertaining to our financial outlook. The words “believe,” “may,” “could,” “will,” “should,” “would,” “anticipate,” “plan,” “estimate,” “project,” “expect,” “intend,” “seek,” “strive” and words of similar import, or the negative of such words, identify or signal the presence of forward-looking statements.  These statements are not statements of historical fact, and they involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition that we express or imply in any forward-looking statement.

Factors that could contribute to such differences include, but are not limited to: the competitive nature of the textile industry and the impact of global competition; changes in the trade regulatory environment and governmental policies and legislation; the availability, sourcing and pricing of raw materials; general domestic and international economic and industry conditions in markets where UNIFI competes, including economic and political factors over which UNIFI has no control; changes in consumer spending, customer preferences, fashion trends and end uses for products; the financial condition of UNIFI’s customers; the loss of a significant customer or brand partner; natural disasters, industrial accidents, power or water shortages, extreme weather conditions and other disruptions at one of our facilities; the disruption of operations, global demand, or financial performance as a result of catastrophic or extraordinary events, including epidemics or pandemics such as the recent strain of coronavirus; the success of UNIFI’s strategic business initiatives; the volatility of financial and credit markets; the ability to service indebtedness and fund capital expenditures and strategic business initiatives; the availability of and access to credit on reasonable terms; changes in foreign currency exchange, interest and inflation rates; fluctuations in production costs; the ability to protect intellectual property; the strength and reputation of our brands; employee relations; the ability to attract, retain and motivate key employees; the impact of climate change or environmental, health and safety regulations; and the impact of tax laws, the judicial or administrative interpretations of tax laws and/or changes in such laws or interpretations.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control.  New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on UNIFI.  Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, except as may be required by federal securities laws. The above and other risks and uncertainties are described in UNIFI’s most recent Annual Report on Form 10-K, and additional risks or uncertainties may be described from time to time in other reports filed by UNIFI with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

-end-

12